GRAINGER ANNOUNCES RETIREMENT OF
JIM RYAN AS BOARD CHAIRMAN
DG Macpherson, Grainger CEO, to become Chairman as Planned

CHICAGO, AUGUST 2, 2017 - Stu Levenick, Lead Director of the Board for Grainger (NYSE:GWW), today announced that upon the retirement of Jim Ryan, Board Chairman, the Board of Directors has named DG Macpherson, Grainger CEO, to assume the additional role of Chairman of the Board, effective October 1, 2017. Macpherson’s appointment to Chairman is part of the succession plan highlighted in August of last year, when Macpherson was named CEO.

“We thank Jim for his nearly 37 years of service with Grainger, including eight years as CEO,” said Levenick. “Jim’s leadership established an industry foothold in IT and eCommerce capabilities, as well as the development of an industry leading supply chain all with a commitment to helping teammates prosper. Under Jim’s leadership the company consistently delivered top quartile shareholder return and industry leading market share growth. His unsurpassed industry knowledge and passion for Grainger served the company remarkably well during his tenure as CEO and Chairman. We now welcome DG to the Chairman’s seat. We are confident in his ability to lead this Board, especially during this time of great opportunity for the company.”

“I am thankful to those I’ve worked with and had the privilege of serving during my career,” said Ryan. “I look forward to seeing Grainger continue to evolve and prosper under DG’s leadership. He is a talented leader who is focused on doing what’s best for our customers, team members, the business and its stakeholders.”

Macpherson joined Grainger in 2008 after working on behalf of Grainger for six years as a partner and managing director at Boston Consulting Group. Since joining Grainger, Macpherson has been instrumental in the company’s success. His accomplishments include developing the company strategy; overseeing the launch of its U.S. single channel business, Zoro; building the company’s supply chain capabilities globally and realigning the U.S. business to create greater value for customers of all sizes.

“It’s a privilege to serve as Grainger’s CEO, and now as Board Chairman as well,” said Macpherson. “I appreciate the support and vote of confidence from Jim and the Board. I am excited about the future of Grainger. I think we are focused on the right initiatives to best serve our customers and create greater value for all of our stakeholders in the process.”

Macpherson holds a bachelor’s degree from Stanford University and an MBA from Northwestern’s Kellogg Graduate School of Management.

About Grainger
W.W. Grainger, Inc., with 2016 sales of $10.1 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Media Contact:
Joe Micucci
847-535-0879
joseph.micucci@grainger.com

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